Exhibit 99.1
                                                                    ------------

                        Esterline Reports 1Q Results from
        Continuing Operations; Income $8.4 Million, or $.32 Per Share, on
      $205.7 Million Sales; Company Increases Full-Year Earnings Per Share
                      Guidance to a Range of $2.20 - $2.40


    BELLEVUE, Wash.--(BUSINESS WIRE)--Feb. 23, 2006--Esterline Technologies (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2006 first quarter (ended January 27) income from continuing operations of $8.4 million, or $.32 per diluted share, on $205.7 million sales. Year-ago income from continuing operations was $10.1 million, or $.41 per share, on sales of $189.8 million. (The year-ago results do not include $7.5 million, or $.31 per share, and principally from the gain on the sale of the company's Fluid Regulators subsidiary, accounted for as a discontinued operation. Including this divestiture, first quarter 2005 net earnings were $17.6 million, or $.72 per diluted share.)
    Robert W. Cremin, Esterline CEO, said that the performance beat the company's budgeted expectations, and he emphasized that "...all of our markets are solid, new order input is very strong, and our growth prospects for the year remain right on track." Cremin noted that, "...the results are typical of the company's seasonally affected starts to fiscal years."
    During the quarter, Esterline completed the acquisition of Darchem Engineering, a $70 million U.K. manufacturer of thermally engineered aerospace components. Cremin said that the integration process "...has gone very smoothly during the first few months of operation, though early results will be influenced by purchase accounting rules necessitating inventories be grossed up to acquired value." Cremin added that Darchem "...significantly expands the global reach for our already market-leading advanced materials capabilities, and will provide new opportunities for additional bolt-on acquisitions." He said he expects continuing improvement from this acquisition, saying that the operation should add "...at least $.05 to our full-year EPS, which we now expect to be in the $2.20 to $2.40 range."
    Cremin pointed to a number of factors that he said "...make for difficult year-over-year comparisons of first quarter results. For example, increased sales volumes of cockpit control components in our Avionics & Controls segment were offset by one medical device customer's decision to source its components from a low-cost country." He said that the lost business is being replaced with new customers that "...better fit our manufacturing profile." Cremin added that both the Advanced Materials and Sensors & Systems segments were wrapping up highly profitable retrofit programs in last year's first quarter, while in the most recent quarter "...we experienced some production inefficiencies surrounding start-up programs, not to mention the first few months' 'low calorie' shipments associated with the acquisition of Darchem that I mentioned earlier."
    Selling, general and administrative expenses (SG&A) also increased, primarily due to stock option and employee stock purchase plan expense associated with the adoption of FAS 123(R), as well as increased compliance costs and acquired SG&A related to Darchem and Palomar.
    Research, development and engineering expense during the quarter was $10.3 million, or 5.0% of sales, compared with $9.2 million, or 4.9% of sales in the year-ago quarter. The most recent quarter reflects a $1.8 million R&D subsidy from the French government.
    During the quarter, the company prepaid its $40.0 million 6.77% Senior Notes, incurring a $2.1 million early call make-whole provision, but significantly reducing the overall cost of borrowing on a go-forward basis.
    The effective tax rate for the first fiscal quarter of 2006 was 31.2%, before a $0.9 million reduction in previously estimated tax liabilities, the result of a favorable tax audit concluded on December 23, 2005. The year-ago tax rate was 28.3%.
    Backlog at the end of the first quarter was $546.2 million compared with $437.7 million at the end of the prior-year period, and $482.8 million at the end of fiscal 2005.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will," or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline's or its industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.



ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts
                                                  Three months ended
                                                    Jan 27,   Jan 28,
                                                     2006      2005
Segment Sales
   Avionics & Controls                             $ 62,442  $ 60,855
   Sensors & Systems                                 73,470    74,374
   Advanced Materials                                69,753    54,563
                                                   --------  ---------
Net Sales                                           205,665   189,792

Cost of Sales                                       142,806   131,692
                                                   --------  ---------
                                                     62,859    58,100
Expenses
   Selling, general and administrative               35,890    30,608
   Research, development and engineering             10,333     9,247
                                                   --------  ---------
   Total Expenses                                    46,223    39,855
                                                   --------  ---------
Operating Earnings from
   Continuing Operations                             16,636    18,245

   Other (income) expense                              (199)       38
   Interest income                                     (859)     (535)
   Interest expense                                   4,505     4,682
   Loss on extinguishment of debt                     2,156        --
                                                   --------  ---------
Other Expense, Net                                    5,603     4,185
                                                   --------  ---------
Income from Continuing Operations
   Before Income Taxes                               11,033    14,060
Income Tax Expense                                    2,556     3,964
                                                   --------  ---------
Income from Continuing Operations Before
   Minority Interest                                  8,477    10,096
Minority Interest                                      (113)      (13)
                                                   --------  ---------
Income from Continuing Operations                     8,364    10,083

Income from Discontinued Operations, Net of Tax          --     7,527
                                                   --------  ---------

Net Earnings                                       $  8,364  $ 17,610
                                                   ========  =========
Earnings Per Share -- Basic:
   Continuing operations                           $    .33  $    .42
   Discontinued operations                               --       .31
                                                   --------  ---------
Earnings Per Share -- Basic                        $    .33  $    .73
                                                   ========  =========
Earnings Per Share -- Diluted:
   Continuing operations                           $    .32  $    .41
   Discontinued operations                               --       .31
                                                   --------  ---------
Earnings Per Share -- Diluted                      $    .32  $    .72
                                                   ========  =========
Weighted Average Number
   of Shares Outstanding -- Basic                    25,338    24,034

Weighted Average Number
   of Shares Outstanding -- Diluted                  25,743    24,421





Consolidated Balance Sheet
--------------------------
In thousands                                     Jan 27,     Jan 28,
                                                  2006        2005
Assets
Current Assets
   Cash and cash equivalents                  $   61,634  $  153,312
   Cash in escrow                                 12,017      13,570
   Short-term investments                             --       8,820
   Accounts receivable, net                      149,596     119,615
   Inventories                                   148,199     126,195
   Deferred income tax benefits                   25,464      23,518
   Prepaid expenses                                8,966       8,416
   Other current assets                               --         288
                                               ----------  ----------
       Total Current Assets                      405,876     453,734

Property, Plant and Equipment, Net               148,815     140,895

Other Non-Current Assets
   Goodwill                                      324,452     245,860
   Intangibles, net                              222,923     169,360
   Debt issuance costs, net                        4,975       5,650
   Deferred income tax benefits                   14,027      10,601
   Other assets                                   24,904      27,857
                                               ----------  ----------
                                              $1,145,972  $1,053,957
                                               ==========  ==========

Liabilities and Shareholders' Equity
Current Liabilities
   Accounts payable                           $   46,021  $   39,970
   Accrued liabilities                           100,057      87,394
   Credit facilities                              83,868       3,871
   Current maturities of long-term debt            2,007      30,984
   Federal and foreign income taxes                7,872       7,096
                                               ----------  ----------
       Total Current Liabilities                 239,825     169,315

Long-Term Liabilities
   Long-term debt, net of current
    maturities                                   178,638     218,709
   Deferred income taxes                          65,281      45,307
   Other liabilities                              27,799      25,607

Minority Interest                                  2,826       2,391
Shareholders' Equity                             631,603     592,628
                                               ----------  ----------
                                              $1,145,972  $1,053,957
                                               ==========  ==========




    CONTACT: Esterline Technologies
             Brian Keogh, 425-453-9400